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                                                                 Exhibit (m)(34)

                               SERVICES AGREEMENT

                               (REGISTERED FUNDS)

     This Agreement is made as of the 17th day of February, 2003 between: (1) Investor Force Securities, Inc. ("IFS"), and (2) Banc One Investment Advisor Corporation ("Manager") and One Group Dealer Services, Inc. ("Distributor"), both of which are collectively referred to as "Fund/Agent".

                                    RECITALS

A. Manager is an investment adviser to one or more open-end management investment companies with one or more series or classes of shares (each such series or class of shares a "Fund") and Distributor is the principal underwriter or distributor for the Funds.

B. IFS is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended, and is a member of the National Association of Securities Dealers, Inc. (the "NASD").

C. Fund/Agent wishes to have IFS provide to Fund/Agent or on its behalf certain distribution and administrative services with respect to the Funds.

D. Fund/Agent wishes to engage IFS to list Fund/Agent's Funds on private websites operated or hosted by IFS and/or its affiliates or on websites where IFS provides the underlying platform technology (collectively, the "Website").

E. IFS agrees to provide such services on the terms and conditions set forth herein.

                                    AGREEMENT

     THEREFORE, in consideration of the mutual promises set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

I.   Website Services

A.   Definitions

     (1) "IFS Client" shall mean any Website user, or any affiliate, successor or client of such user, that (i) accesses and/or uses the IFS screening and search tools available on the Website, (ii) accesses or downloads Fund/Agent Information (defined below) before investing in any Funds managed or operated by Fund/Agent or an affiliate or successor of Fund/Agent (a "Program"), and (iii) places an order to invest in any Fund/Agent Program through the Website. If the Website user is a consultant or intermediary who accesses the Website and takes the other actions set forth in clauses (i), (ii) and (iii) on behalf of clients, such clients shall also be "IFS Clients" for purposes of this Agreement.

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     (2)  "Client Investments" shall mean any and all capital contributions, reinvestments and appreciation thereon, by an IFS Client, placed in any Fund/Agent Program.

     (3) "Fees" shall mean any and all annual, asset based investment advisory fees from Client Investments received by Fund/Agent.

     (4) "IFS Fees" shall mean that percentage of Client Investments and/or Fees to be paid to IFS as provided for in Exhibit B of this Agreement.

     (5) "Fund/Agent Information" shall mean any information that relates to Fund/Agent, its Programs or other products or services that are received from Fund/Agent by IFS and posted or displayed by IFS on the Website. All Fund/Agent Information downloaded or printed from the Website shall bear either the name of IFS or a source code to identify information provided through IFS to an IFS Client.

B. Grant of Right. Fund/Agent hereby gives IFS, and IFS hereby accepts, the right to list on the Website Fund/Agent Information, for the Funds listed on Exhibit A to this Agreement; to provide contact and other information to Fund/Agent regarding parties which have been determined by IFS to be eligible to receive Fund/Agent Information; and to introduce or promote Fund/Agent's products and services.

C.   Duties, Representations and Warranties of IFS

     (1) Promotion of Fund/Agent Products. IFS will list Fund/Agent Information on the Website. IFS will not add content to the Fund/Agent Information as supplied by the Fund/Agent without the Fund/Agent's prior consent. Upon notification to the Fund/Agent, IFS may decline to list any portion of the Fund/Agent Information in its reasonable discretion. IFS agrees that it will maintain the confidentiality of any proprietary information disclosed to IFS by Fund/Agent, which Fund/Agent has designated to IFS as confidential. IFS will use reasonable efforts to introduce IFS Clients to Fund/Agent or to promote Fund/Agent's services. IFS will not do so on a full-time basis and may do so on behalf of other Fund/Agents. The determination of how to allocate its efforts will be entirely within IFS' discretion.

     (2) Broker-Dealer. IFS represents that it is registered as a broker-dealer with the Securities and Exchange Commission, is a member of the National Association of Securities Dealers, Inc., and is registered, licensed or authorized to do business in each jurisdiction in which it conducts business; and that it, and each person associated with it, otherwise has such governmental and regulatory approvals as are required to conduct the business contemplated by this Agreement.

     (3) Website Disclaimer. IFS will display on the publicly accessible portion of the Website language substantially as follows:

          (a) Broker-dealers and their agents and investment advisers and their agents may only transact business in a particular state or country if they are licensed or otherwise qualified to do so under the regulatory requirements of that state or country.

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          (b)  Follow up, individualized responses to consumers in a particular state or country by broker-dealers and their agents and investment advisers and their agents which involve transactions in securities, soliciting transactions in particular securities, or providing personalized investment advice for compensation requires that the broker-dealer, investment adviser or their respective agents comply with licensing, registration and other requirements imposed by that state's or country's laws and regulations.

          (c) For information regarding the licensure status or disciplinary history of a broker-dealer, investment adviser or its agents, a consumer should contact his or her state securities law administrator or national financial services regulatory agency.

     (4) Generic Information in Public Section. Information available on the publicly accessible portion of the Website will be generic in nature and will not refer to specific Fund/Agents, products or services. IFS does not warrant that third parties making extraordinary efforts to avoid such access restrictions will be prevented from gaining access to Fund/Agent Information.

D. Duties Representations and Warranties of Fund/Agent Regarding the Website Services

     (1) Fund/Agent acknowledges that IFS has expended considerable time, effort and expense in developing the Website and its client base. Fund/Agent agrees that the names of and information pertaining to IFS Clients are proprietary and confidential information belonging to IFS. Fund/Agent acknowledges that the dissemination of such information would greatly damage IFS. Fund/Agent shall treat such information as confidential and not allow the dissemination of the names or related information of IFS Clients, except as provided under Part VI of this Agreement.

     (2) Fund/Agent will provide to Lipper, Inc., all Fund/Information electronically in a timely manner. IFS will include such information in its Website by accessing the Lipper data. If the parties determine to include other information, Fund/Agent will provide Fund/Information to IFS electronically in a timely manner.

     (3) Fund/Agent will provide IFS with timely updates of information related to its Programs. In the event any Program is closed to new investment, Fund/Agent will notify IFS in writing within 48 hours of such closing.

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II.  Distribution Services

A. Sales of Shares - Distributor grants IFS the right to sell to IFS Clients shares of the Funds at the net asset value per share, plus any applicable fees in accordance with the current prospectus during the term of this Agreement and subject to the rules and regulations of the SEC, the NASD and the laws governing the sale of securities in the various states ("Blue Sky Laws"), as applicable to each Program.

B. Solicitation of Sales - In consideration of these rights granted to IFS, IFS agrees to use reasonable efforts in connection with the distribution of the Programs; provided, however, that IFS shall not be prevented from entering into like arrangements with other Fund/Agents.

C. Authorized Representations - IFS is not authorized to give any information or to make any representations other than those contained in the current registration statements and prospectuses of the Funds filed with the SEC or contained in shareholder reports, or other material that may be prepared by or on behalf of the Fund/Agent for IFS's use. IFS may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations.

D. Registration of Shares - Distributor agrees that it will take all action necessary to register shares of the Funds under the federal and state securities laws so that there will be available for sale the number of shares IFS may reasonably be expected to sell and to pay all fees associated with such registration. Distributor shall make available to IFS such number of copies of each Fund's currently effective prospectus, statement of additional information, annual and semi-annual reports and other periodic financial reports as IFS may reasonably request, without charge to IFS.

E. Transaction Processing and Settlement - The IFS transaction processing system shall enable IFS Clients to purchase, redeem and exchange shares of Funds through IFS. IFS shall facilitate settlement with each Fund of IFS Client transactions in such Fund insofar as such transactions are transmitted to Fund/Agent through the IFS clearing agent on behalf of IFS Clients. IFS will process orders for the purchase of Fund shares only on behalf of customers residing in jurisdictions wherein the shares are registered or qualified for sale, which shall include all U.S. jurisdictions except insofar as Fund/Agent shall notify IFS in writing to the contrary.

     Fund/Agent will supply to IFS all relevant information to enable IFS to effect transactions on behalf of IFS Clients including, but not limited to, wire instructions, bank information, Fund information, opening dates and investment cut-off times. Any changes in such information will be communicated, in writing, to IFS within 48 hours.

     Fund/Agent agrees that it shall obtain proper authority for IFS, or its designated agent, to transmit to the Fund/Agent daily manual trades for the Funds until 4:00 p.m. Eastern Time, or such other times as set forth on Exhibit A, which trades shall remain eligible for that day's net asset value if such trades were received in good order by IFS prior to 4:00 P.M. Eastern Time on such day.

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     Payments for shares shall be made as specified in the applicable Fund prospectus, (i.e., by wire directly to State Street Bank and Trust Company, the Funds' transfer agent). If payment for any purchase order is not received in accordance with the terms of the applicable Fund prospectus, Fund/Agent reserves the right, without notice, to cancel the sale and to hold IFS responsible for any loss sustained as a result thereof, including loss of profit.

F. IFS Client Account Statement Preparation and Distribution - With respect to each IFS Client holding Program investments through IFS, IFS, or its designated agent, shall deliver or cause to be delivered to such IFS Client periodic statements, whether by electronic mail or otherwise.

G. Confirmation Preparation and Distribution - IFS, or its designated agent, shall generate an electronic or written confirmation for each purchase, redemption and exchange transaction affecting each IFS Client's Program investments held through IFS to the extent such confirmation is required, and such confirmation shall be distributed to IFS Clients through or on behalf of IFS.

H. Payment of Fund Distributions - IFS, or its designated agent, shall distribute to IFS Clients all dividend, capital gain or other payments authorized by a Fund and distributed to and received by IFS, and such distributions shall be credited to IFS Clients in accordance with the instructions provided by each IFS Client, including but not limited to dividend reinvestment into the Fund, or cash payments of distributions.

I. Prospectus Fulfillment - Subsequent to any IFS Client's acquisition of shares of a Fund by purchase or exchange, IFS shall provide to such IFS Client a confirming prospectus for such Fund to the extent such prospectus is required with respect to such acquisition and is provided by the Fund to IFS or its designee.

     Fund/Agent acknowledges and agrees that IFS is not responsible for (i) the compliance of any prospectus or supplement thereto, annual report, proxy statement or item of advertising or marketing material of or relating to any Fund, with any applicable laws, rules or regulations, (ii) the registration or qualification of any shares of any Fund under any federal or applicable state laws or (iii) the compliance by any Fund or Fund/Agent or any "affiliated person" (as that term is defined under the Investment Company Act of 1940, as amended), with any applicable federal or state law, rule, or regulation or the rules and regulations of any self-regulatory organization with jurisdiction over such Fund, Fund/Agent or affiliated person.

III. Representations and Warranties

A. Fund/Agent represents, warrants and covenants now and on a continuing basis that:

     (1) it has the requisite authority to enter into this agreement on its own behalf and on behalf of the Fund(s), and that it has all required governmental and regulatory approvals and licenses required to conduct the business contemplated by this Agreement.

     (2)  that the payment to IFS of any fees pursuant hereto:

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          (a)  has been duly authorized by the Fund(s), the Board of Trustees of the Fund(s), or any other persons to the extent such authorization is required to properly make such payment;

          (b) is in conformity with all federal and state laws or regulations to which the Funds or their agents are subject.

     (3) it will make all reasonable efforts to effect transactions from IFS Clients, IFS, or its designated agent, at the then current price or the next calculated net asset value provided that IFS or its designated agent meets the Fund/Agent's deadline for the submission of such orders.

B.   IFS represents, warrants and covenants now and on a continuing basis that:

     (1) it is a corporation duly organized under the laws of the State of Delaware and is duly registered and/or qualified as a broker-dealer with the SEC and the NASD and in every state or territory of the United States of America (including the District of Columbia) where such registration or qualification is required and has the requisite authority under the law of the state of its organization to enter into this Agreement and to carry out the services as contemplated herein;

     (2) IFS agrees to notify OGDS immediately in the event of (1) the termination of its coverage by the SIPC; (2) its expulsion or suspension from the NASD, or (3) its being found to have violated any applicable federal or state law, rule or regulation arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement. IFS's expulsion from the NASD will automatically terminate this Agreement immediately without notice. Suspension of IFS from the NASD for violation of any applicable federal or state law, rule or regulation will terminate this Agreement effective immediately upon OGDS' written notice of termination to IFS.

     (3) IFS will offer and sell the shares of the Funds only in accordance with the terms and conditions of the applicable current Prospectus and Statement of Additional Information ("SAI") and will make no representations not included in said Prospectus or SAI or in any authorized supplemental material supplied by Fund/Agent. IFS shall not have any authority in any transaction to act as agent for Fund/Agent.

     (2) the execution and delivery of this Agreement and the performance of the services contemplated herein have been duly authorized by all necessary corporate action on its part, and this Agreement constitutes the valid and binding obligations of IFS; and

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     (3)  it is in material conformity with all federal, state and industry laws or regulations to which it is subject.

C. Each party hereto represents and warrants that it shall provide to the others such information or documentation necessary for such party to fulfill its obligations hereunder, such other information or documentation as any party may reasonably request, and that it shall comply with such operating policies and procedures as the parties may adopt from time to time.

IV.  Fees

     For the services provided by IFS hereunder, Manager shall pay to IFS a fee with respect to each Program as set forth in Exhibit B.

     In the event the parties agree to material changes to the scope of services provided hereunder, the parties agree to negotiate in good faith as to appropriate amendment to the fees due IFS.

V.   Indemnification

     Fund/Agent shall indemnify and hold harmless IFS and each officer, employee and agent of IFS from and against any and all claims, demands, actions, losses, damages, liabilities, or costs, charges, counsel fees, and expenses of any nature ("Losses") arising out of (i) any inaccuracy or omission in any Fund/Agent information, prospectus or supplement thereto, registration statement, annual report or proxy statement, of any Fund or Fund/Agent, any advertising or promotional material generated by any Fund or Fund/Agent, (ii) any actions or omissions of IFS and its affiliates, officers, directors, agents and employees in reliance upon any oral, written or computer or electronically transmitted instructions, documents or materials believed to be genuine and to have been given by or on behalf of Fund/Agent; and (iii) any material breach by Fund/Agent of any representation, warranty, covenant, or agreement contained in this Agreement.

     IFS shall indemnify and hold harmless Fund/Agent and each of its officers, employees and agents for Losses arising out of (i) any inaccuracy or omission in any advertising or promotional material relating to the Funds generated by IFS,
(ii) any actions or omissions of Fund/Agent, the transfer agent of the Funds, and their subsidiaries, affiliates, officers, directors, agents and employees in reliance upon any oral, written or computer or electronically transmitted instructions, documents or materials believed to be genuine and to have been given by or on behalf of IFS; and (iii) any material breach by IFS of any representation, warranty, covenant, or agreement contained in this Agreement

VI.  Confidentiality

     In recognition of the considerable time expended by IFS and its affiliates, and the effort and expense in developing the Website and client base, Manager acknowledges and agrees that information belonging to IFS and its affiliates is privileged and confidential. Manager acknowledges and agrees that the dissemination of such information would greatly damage IFS and its affiliates. Manager shall treat such information as confidential and not allow the dissemination of the names or related information of IFS Clients.

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     Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information, which is disclosed to the other or is otherwise obtained by the other, its affiliates, agent or representatives during the term of this Agreement (the "Proprietary Information") is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner's business. Each party agrees to use its commercially reasonable efforts (the same being not less than that employed to protect its own proprietary information) to safeguard the Proprietary Information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. Neither party shall, without the prior written approval of any officer of the other, directly or indirectly, disclose the Proprietary Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisers of the other on a need-to-know basis or as may be required by law or regulation. Each party shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of Proprietary Information. Each party shall be liable under this Agreement to the other for any use or disclosure in violation of this Agreement by its employees, attorneys, accountants, or other advisers or agents. This Section VI shall continue in full force and effect notwithstanding the termination of this Agreement for a period of one year after termination.

     Proprietary Information shall not include information that the receiving party can demonstrate (i) was or becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives,
(ii) was available to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the originating party or its representatives, provided that the source of such information is not known by the receiving party to be bound by a confidentiality agreement with the originating party or any of its representatives, (iii) becomes available to the receiving party on a non-confidential basis from a source other than the originating party or any of its representatives, provided that the source is not known by the receiving party to be bound by a confidentiality agreement with the originating party or any other of its representatives, or (iv) by written records was independently developed by the receiving party.

     In the event a party is required to disclose Proprietary Information by subpoena, court order, or order of a government agency, the party may disclose the information, provided that such party provides timely prior written notice of such requirement to the other party. Both parties shall cooperate reasonably to contest or limit the scope of such required disclosure, at the originating party's sole expense. Proprietary Information may be disclosed to the arbitrators in a proceeding under Section X.F of this Agreement.

VII. Periodic Reports; Access to Books and Records

A. Fund/Agent acknowledges that the Website is intended to include portfolio reporting features which will allow IFS Clients or their authorized agents to view their Client Investments online, via the Website, in a secure, privacy protected manner. Fund/Agent agrees to furnish any data not received through other sources necessary to meet this purpose to IFS, or its designated agent, by electronic or other means agreed to by IFS. IFS will use its commercially reasonable efforts to assure that such information is viewed in a secure, privacy protected fashion.

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B.     Fund/Agent and IFS, or their respective authorized representatives, shall each make available to the other party specially prepared reports concerning Fees, IFS Fees, Client Investments, and/or other matters bearing specifically upon this Agreement. Fund/Agent and IFS agree to maintain the confidentiality of the other party's information obtained pursuant to this subsection VII.B, and not to disclose such information to any third party except as required by judicial or regulatory process, or in conjunction with proceedings instituted under Section IX.F. of this Agreement.

VIII.  Duration and Termination of Agreement

       With respect to any Program, this Agreement shall become effective upon the date such Program is identified on Exhibit A, and this Agreement is approved by each Fund or its Board of Trustees if such approval is required, and shall continue in force for one year, and shall thereafter continue automatically for successive annual periods unless earlier terminated and subject to any periodic approval required by a Fund or its Board of Trustees. This Agreement is terminable as to any Program by any party (i) upon 60 days notice thereof to the other party, or (ii) immediately upon notice in the event that the other party has materially breached this Agreement.

       After the date of termination as to any Program, no fee will be due with respect to any shares of such Program that are first placed or purchased in IFS Client accounts after the date of such termination. However, notwithstanding any such termination, Fund/Agent will remain obligated to pay IFS the fee as to each share of such Program that was considered in the calculation of the fee as of the date of such termination, for so long as such share is held in the IFS Client account. This Agreement, or any provision hereof, shall survive termination to the extent necessary for each party to perform its obligations with respect to shares for which a fee continues to be due subsequent to such termination.

       The provisions of Sections III, V, VI, VII, VIII and IX of this Agreement shall survive any termination of this Agreement.

IX.    Miscellaneous

A. Use of IFS Name. Fund/Agent will not, nor will Fund/Agent cause or permit any Program to, describe or refer to the name "IFS" or any derivation thereof, or to the services or relationship contemplated by this Agreement in any advertisement or promotional materials without the prior written consent of an authorized officer of IFS.

IFS will not, nor will IFS cause or permit any affiliate to, describe or refer to Fund/Agent `s name or the name of any of Managers' Products, or any derivation thereof, or to the services or relationship contemplated by this Agreement in any advertisement or promotional materials without the prior written consent of an authorized officer of Distributor or Manager.

B. Force Majeure. Neither IFS nor its affiliates nor Fund/Agent nor its affiliates shall be liable to for any damage, claim or other loss whatsoever caused by circumstances or events beyond its reasonable control. Under such circumstances neither IFS nor Fund/Agent or its

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affiliates shall be liable for any action taken or omitted to be taken by it in good faith in its reasonable commercial judgment.

C. Notices. All notices and communications required or permitted by this Agreement shall be in writing and delivered personally or sent by first class mail unless otherwise agreed. All such notices and other communications shall be made:

     If to IFS, to:

          Investor Force Securities, Inc.
          1400 Liberty Ridge Drive, Suite 107
          Wayne, PA 19087
          Attention: President
          Phone: 610-408-3700

     If to Manager, to:

          Banc One Investment Advisors Corporation
          1111 Polaris Parkway
          Columbus, OH 43271-0211
          Attention: Chief Financial Officer
          Phone: 614-213-6678

     If to Distributor, to:

          One Group Dealer Services, Inc.
          1111 Polaris Parkway
          Columbus, OH 43271-1235
          Attention: Chief Operating Officer
          Phone: 614-213-0916

D.   Entire Agreement.

     (1) This Agreement, together with the Exhibits hereto, sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof. No addition, revision of or waiver of any provision of this Agreement shall be effective or enforceable unless agreed to in writing by both parties.

     (2) The failure of either party to enforce, at any time or for any period of time, any provision of this Agreement shall not be construed as a waiver of such provision or of the right thereafter to enforce each and every provision contained herein.

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E.   Severability. In the event any provision of this Agreement is declared void or unenforceable under the laws of the State of New York, such declaration shall not affect the enforceability of any other provision of this Agreement. The parties agree that the provisions of this Agreement shall be severable and applied as if any such void or unenforceable provision had not been included herein.

F.   Arbitration/Governing Law; Venue.

     (1) This Agreement shall be governed by the laws of the State of New York without reference to any of its choice of law rules. Any dispute or controversy arising out of or relating in any way to this Agreement, or arising out of the parties' dealings hereunder, or involving or requiring the interpretation or enforcement hereof, shall be settled by binding arbitration under the auspices of the American Arbitration Association ("AAA"), before a panel of three arbitrators, and in accordance with the Commercial Dispute Resolution Procedures, then in effect, of the AAA; provided, however, that the arbitrators shall be experienced in the matters under dispute. The panel of arbitrators shall be selected as follows: Within twenty days after the filing of the demand for arbitration, each party shall select one arbitrator and identify that arbitrator to the other party. Within twenty days of the identification of the party-arbitrators, the party-arbitrators shall agree upon and select a neutral arbitrator. If the party-arbitrators are unable to agree upon a neutral arbitrator willing and able to serve as such within the specified time, the third arbitrator shall be selected by the AAA from its National Panel of Arbitrators. In matters proceeding under the Expedited Procedures of the Commercial Dispute Resolution Procedures, a single arbitrator will be appointed as provided in those Expedited Procedures. Judgment upon any award made by the arbitrators will be final and binding and may be entered in any court of competent jurisdiction in Philadelphia County in the Commonwealth of Pennsylvania.

     (2) Any demand for arbitration filed pursuant to subparagraph (1) above shall be filed in the Philadelphia, Pennsylvania office of the AAA. Without limiting the application of subparagraph (1), the parties hereto agree that should either party initiate an action or proceeding arising out of, relating in any way to, or arising out of the parties' dealings hereunder, including any proceeding concerning the validity and enforceability of the arbitration provisions in this Agreement, or any proceeding to compel such arbitration or enter judgment on an arbitration award, other than before the AAA, such action or proceeding shall be brought exclusively in a federal or state court located within Philadelphia County in the Commonwealth of Pennsylvania. The parties hereto consent and submit to personal jurisdiction in the Commonwealth of Pennsylvania and to venue in Philadelphia County for disputes hereunder.

     (3) In the event that Fund/Agent is found in any such proceeding to have willfully and wrongfully refused to pay IFS Fees, the amount of damages with respect to such unpaid IFS Fees found to be owed shall be the amount due under the normal fee

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          provisions of this Agreement plus interest accruing from the date said payment was due at a rate of the prime rate as reported by the Wall Street Journal Eastern Edition.

     (4) In the event of any controversy or action among the parties to this Agreement complaining of a breach of this Agreement, the prevailing party to this Agreement shall be entitled to recover from the other party to this Agreement all costs, expenses and reasonable attorney's, arbitration and/or mediation fees incurred in conjunction with the enforcement of the prevailing party's rights under this Agreement.

G. Relationship of Parties. Neither Fund/Agent nor IFS has any exclusive right to the services offered by the other, or, except as provided in this Agreement, to restrict other activities of the other party. This Agreement shall not be construed as precluding IFS from performing services of any nature for third persons. The services performed by IFS under this Agreement shall be exclusively in the capacity of an independent contractor. Nothing contained in this Agreement shall be deemed to create a joint venture or partnership between Fund/Agent and IFS nor is IFS acting as an agent of Fund/Agent.

H. Assignment; No Third Party Beneficiaries. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement is intended to confer upon any person, other than the parties and their respective permitted successors, assigns and nominees, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

I.   Anti-Money Laundering

     IFS will comply with all applicable laws and regulations aimed at preventing, detecting, and reporting money laundering and suspicious transactions and will take all necessary and appropriate steps, consistent with applicable regulations and generally accepted industry practices, to (i) obtain, verify, and retain information with regard to investor identification and source of investor funds, and (ii) to maintain records of all investor transactions. IFS will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide Fund/Agent with any requested information about investors and accounts in the event that Fund/Agent shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority. To the extent permitted by applicable law and regulations, IFS will notify Fund/Agent of any concerns that IFS may have in connection with any investor in the context of relevant anti-money laundering legislation/regulations.

J. Certification of Customers' Taxpayer Identification Numbers. IFS agrees to obtain any taxpayer identification number certification from its customers required under the Internal Revenue Code of 1986, as amended, and any applicable Treasury regulations, and to provide Fund/Agent, or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

K. Records. IFS or its designated agent will maintain all records required to be kept by state and federal law relating to transactions in Shares and, upon request by One Group, will promptly make such records available to One Group.

L. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Banc One Investment Advisors Corporation         Investor Force Securities, Inc.


By:______/s/ Mark A. Beeson                      By: /s/ James Matas

Name: Mark A. Beeson                             Name: James Matas

Title: Senior Managing Director                  Title: President


One Group Dealer Services, Inc.

By: /s/ Robert L. Young

Name: Robert L. Young

Title: COO

                                    EXHIBIT A

                             FUND/AGENT INFORMATION

                  PRODUCTS PARTICIPATING IN SERVICES AGREEMENT

A.   REGISTERED INVESTMENT COMPANIES

Fund Name                                           CUSIP               Trading Symbol     Order Deadline
One Group Balanced Fund                             681937488           HLBAX              4.00 PM Eastern
One Group Diversified Equity Fund                   681939781           OGVFX              4.00 PM Eastern
One Group Diversified International Fund            68231N834           WOIEX              4.00 PM Eastern
One Group Diversified Mid Cap Fund                  68231N875           WOOPX              4.00 PM Eastern
One Group Equity Income Fund                        681937793           HLIEX              4.00 PM Eastern
One Group Equity Index Fund                         681937835           HLEIX              4.00 PM Eastern
One Group International Equity Index Fund           681937579           OIEAX              4.00 PM Eastern
One Group Large Cap Growth Fund                     681937256           SEEGX              4.00 PM Eastern
One Group Large Cap Value Fund                      681937884           HLQVX              4.00 PM Eastern
One Group Market Expansion Index Fund               68231N784           PGMIX              4.00 PM Eastern
One Group Mid Cap Growth Fund                       681937736           HLGEX              4.00 PM Eastern
One Group Mid Cap Value Fund                        681937769           HLDEX              4.00 PM Eastern
One Group Small Cap Growth Fund                     681939823           OGGFX              4.00 PM Eastern
One Group Small Cap Value Fund                      68231N602           PSOPX              4.00 PM Eastern
One Group Bond Fund                                 68231N743           WOBDX              4.00 PM Eastern
One Group Government Bond Fund                      681937348           HLGAX              4.00 PM Eastern
One Group High Yield Bond Fund                      68231N131           OHYFX              4.00 PM Eastern
One Group Income Bond Fund                          681937660           HLIPX              4.00 PM Eastern
One Group Intermediate Bond Fund                    681937272           SEIFX              4.00 PM Eastern
One Group Mortgage-Backed Securities Fund           68231N172           OMBIX              4.00 PM Eastern
One Group Short Term Bond Fund                      681937637           HLLVX              4.00 PM Eastern
One Group Treasury & Agency Fund                    681939492           OGTFX              4.00 PM Eastern
One Group Ultra Short-Term Bond Fund                681937322           HLGFX              4.00 PM Eastern
One Group Prime Money Market Fund                   681937405           HLPXX              4.00 PM Eastern
One Group US Government Securities Money Market     68231N370           OMIXX              4.00 PM Eastern
One Group US Treasury Securities Money Market Fd    681937108           HGOXX              4.00 PM Eastern

                                    EXHIBIT B

                                  FEE SCHEDULE

IFS will charge Manager the fee described below in accordance with the terms of this Agreement and the other sections of this Exhibit B.

A.   Asset-Based Fee

     For the services provided by IFS hereunder, the Manager shall pay IFS an Asset-Based Fee with respect to each Program, calculated daily and paid quarterly in arrears, equal to fifteen percent (15%) of the investment advisory fee due to the manager for each Program as applied to the assets of each IFS Client invested in each Program as a result of the use of the Website.

B.   Quarterly Billing

     Subsequent to each quarter-end, IFS shall send to Manager a statement of the market value of shares of the Programs for which the fee is calculated for the preceding quarter along with a statement of the amount of such fee. IFS intends to use data provided by Lipper, Inc., in the calculation of this fee. In the calculation of such fee, IFS records shall govern unless Manager can demonstrate that the number of shares or Program price(s) used in such calculation is inaccurate.

     Manager shall pay to IFS such fee within (30) days after Manager's receipt of such statement. Such payment shall be by wire transfer or other form acceptable to IFS and shall be separate from all other payments that may occur. If this Agreement is terminated, fees paid in advance to IFS by Fund/Manager will be prorated.

C.   Changes to Fee Schedule

     Upon sixty (60) days prior written notice to Manager, IFS may, as to assets invested after the date of the notice by IFS Clients who are not invested in any Programs managed by Manager as of the date of the notice, change or amend any fee or the method of payment thereof under this Agreement. IFS may issue to Manager a new or replacement Agreement or Exhibit B. Such change or amendment shall be effective on the date stated in such notice. The acceptance by Manager of an investment order from such IFS Clients after the date stated in such notice shall represent Manager's agreement to pay such fees to IFS.

                                       B-1